Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-146120, 333-148061, 333-148134, 333-162357 and 333-184647), Form S-4 (Nos. 333-181256, 333-187458 and 333-187484-01) and Form S-8 (Nos. 333‑131153, 333-151610 and 333-193392) of Linn Energy, LLC, of our report dated February 28, 2013, relating to the financial statements, and the effectiveness of internal control over financial reporting of Berry Petroleum Company, which appears in this Current Report on Form 8-K/A of Linn Energy, LLC, dated February 24, 2014.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 24, 2014